EXHIBIT 99.1

GENERAL MILLS RECOMMENDS SHAREHOLDERS REJECT
BELOW MARKET “MINI-TENDER” OFFER

        MINNEAPOLIS, MINN. April 9, 2004 — General Mills (NYSE:GIS) said today it has been notified of an unsolicited “mini-tender” offer by TRC Capital Corporation (TRC) of Toronto, Canada, to purchase up to 2.5 million General Mills common shares, or less than 1 percent of the outstanding common stock, at a price of $45.00 per share. General Mills notes that this offer price is 3.6 percent below the $46.68 per share closing price of General Mills stock on March 31, 2004, the day before the mini-tender offer commenced, and 3.0 percent below yesterday’s $46.39 closing price – meaning TRC’s offer price is below what shareholders could receive by selling their shares in the public market.

General Mills recommends against tendering shares in response to this unsolicited mini-tender offer. General Mills does not in any way recommend or endorse this offer, and General Mills is not affiliated in any way with TRC Capital Corporation, the offer, or the offer documentation.

TRC Capital Corporation has made many such “mini-tender” offers for other companies’ shares. Mini-tender offers are third party offers to purchase less than 5 percent of a company’s outstanding shares, thereby avoiding many filing, disclosure and procedural requirements of the U. S. Securities and Exchange Commission (SEC).

On its website, the SEC notes that mini-tender offers “have been increasingly used to catch investors off guard” and that investors “may end up selling their securities at below-market prices.” The SEC also notes that “mini-tender offers typically do not provide the same disclosure and procedural protections that larger, traditional tender offers provide.”

Investors are urged to obtain current market quotations for their shares, to consult with their broker or financial advisor, and to exercise caution with respect to mini-tender offers. For additional information regarding mini-tender offers, visit: www.sec.gov/investor/pubs/minitend.htm .